Exhibit 99.1

Contacts:
Investors/Corporate:                 Media:
John R. Emery                   Kellie Walsh/Felicia Vonella
Chief Financial Officer                Lazar Partners Ltd.
(732) 537-4804                           (212) 867-1762
investor@ventiv.com

Ventiv Health Announces Strategic Acquisition of HHI

•	Acquisition strengthens Ventiv’s clinical offerings and opportunities for growth
•	HHI is a leading specialized statistical analysis and data management provider to the pharmaceutical industry
•	Transaction immediately accretive to Ventiv’s earnings, 2005 EPS guidance increased to $0.88-$0.94

SOMERSET, NEW JERSEY, November 22, 2004 -- Ventiv Health, Inc. (NASDAQ: VTIV), a leading provider of late-stage clinical, sales, marketing and compliance services to pharmaceutical and biotech organizations, today announced that it has successfully completed the acquisition of HHI Clinical & Statistical Research Services, L.L.C. HHI, a privately-held company based in Baltimore, Maryland is a leading specialized statistical analysis and data management provider to the U.S. pharmaceutical industry. HHI complements Ventiv’s Smith Hanley business, a leading provider of late-stage clinical staffing and recruiting services. The financial terms for the transaction were not disclosed.

Eran Broshy, Ventiv’s CEO, stated, "The acquisition of HHI, which is immediately accretive, adds an important capability to Ventiv’s current offering of specialized services. HHI’s deep expertise in managing statistical analysis and data management, combined with Smith Hanley’s broad clinical staffing and recruiting capabilities, significantly enhances our ability to provide larger-scale functional service offerings to pharmaceutical companies. We believe this highly flexible and cost-effective model will provide additional growth opportunities for Ventiv."

HHI will operate as a division of Smith Hanley. Eugenia Henry, PhD, President and CEO of HHI, said, "We are very enthusiastic about the combination of our company with Ventiv Health and Smith Hanley. Ventiv’s financial resources and Smith Hanley’s clinical staffing and recruiting expertise give us the opportunity to offer larger functional outsourcing services in the statistical analysis and data management arena."

With the acquisition of HHI, Ventiv is increasing its 2005 guidance to $0.88-$0.94 net earnings per share.

Ventiv will host a conference call at 8:30am EST today to discuss this transaction in more detail.

Conference call information:
Monday, November 22, 2004, 8:30am Eastern Time.
Call in number: 706-634-1065
Live and archived webcast: www.ventiv.com

VENTIV HEALTH ANNOUNCES STRATEGIC ACQUISITION OF SMITH HANLEY CORPORATIONHHI Page 2 of 2

About Ventiv Health

Ventiv Health, Inc. ("Ventiv") (NASDAQ: VTIV) is a leading provider of late-stage clinical, sales, marketing and compliance solutions to the world’s largest pharmaceutical companies as well as to emerging and specialty pharmaceutical and biotech organizations. Ventiv’s clients include more than 75 pharmaceutical and biotech organizations, including virtually all of the top 20 global pharmaceutical companies.

The Ventiv delivery model is flexible and client-focused, enabling Ventiv to rapidly respond to changing client needs and market conditions across the full spectrum of late-stage clinical, sales, marketing and compliance services, with both integrated and independent programs. These include: Sales and Marketing Teams (Ventiv Sales and Marketing Teams™), Clinical Staffing and Recruiting (Smith Hanley Corporation), Planning and Analytics (Health Products Research®), Sample Accountability/Patient Assistance Programs (The Franklin Group), Marketing Support (PROMOTECH), Recruitment (Ventiv Recruitment Services™), Professional Development and Training (Ventiv Professional Development Group™), Data Solutions (Total Data Solutions™) and Clinical Support (The Therapeutics Institute™). Ventiv is a multi-disciplinary company with a singular focus on providing excellence in customized solutions to meet clients’ late-stage clinical, sales, marketing and compliance objectives.

Ventiv’s approximately 4,000 employees support over 75 client organizations. For more information on Ventiv Health, Inc., visit www.ventiv.com.

About HHI

HHI Clinical Research & Statistical Services, L.L.C. is a focused clinical service provider managing statistical analysis and data management functions for pharmaceutical and biotechnology companies. HHI’s services include data support, programming, statistical analysis and report writing. HHI has performed services for over 150 clinical trials. The company has served clients across a broad range of therapeutic areas, including: cardiovascular, neurological, psychiatric, oncological, metabolic/endocrine, anti-inflammatory, gastroenterological, anti-infective, respiratory, allergy, dermatological, radiopharmaceutical, in vitro diagnostics and clinical pharmacology. HHI’s approximately 50 employees support over a dozen client organizations, including 3 of the top 10 global pharmaceutical companies. For more information on HHI, visit www.hhiclinical.com.

About Smith Hanley

Smith Hanley, a division of Ventiv Health, is a leading provider of outsourced clinical staffing and recruiting services to the U.S. pharmaceutical industry. Smith Hanley provides outsourced contract staffing and recruiting services for pharmaceutical clinical research trials through its Smith Hanley Consulting Group and MedFocus units, with core expertise in staffing mission-critical positions such as clinical research associates (CRAs), biostatisticians, SAS programmers, data managers, medical writers and regulatory affairs personnel. Smith Hanley’s approximately 800 employees support more than 65 pharmaceutical and biotechnology clients, including 14 of the top 20 global pharmaceutical companies. Additionally, Smith Hanley’s executive recruiting groups serve clients in the financial services, consumer products, consulting, and insurance industries. For more information on Smith Hanley, visit www.smithhanley.com, www.smithhanley-consulting.com, and www.medfocus.com .

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments and revenue share agreements; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.